EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-33153, 33-53155, 33-53897, 33-55317, 33-58787, 333-36909, 333-49195, 333-36846, 333-75848, 333-100234, 333-105161, 333-105162, 333-121604, 333-132977 and 333-137016 on Form S-8 and Nos. 333-33814 and 333-116138 on Form S-3 and Nos. 333-120576 on Form S-4 of our reports dated February 24, 2006 (December 27, 2006 as to Note 2 and Note 23 to the consolidated financial statements) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), relating to the consolidated financial statements of Marshall & Ilsley Corporation appearing in this Current Report on Form 8-K dated December 29, 2006.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

December 27, 2006